Exhibit 23.1

DG Acquisition Corp.
New York, New York

Dear Sir/Madam:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 21, 2005 relating to the financial statements of DG Acquisition Corp. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seldman, LLP

BDO Seidman, LLP
New York, New York
August 16, 2005